Exhibit 99.1

PRESS RELEASE

INX Announces Resignation of Chief Financial Officer

HOUSTON--(BUSINESS WIRE)—August 27, 2010--INX Inc. (NASDAQ: INXI; the “Company”; or “INX”) today announced that Brian Fontana has resigned as the Company’s Chief Financial Officer effective August 27, 2010. Mr. Fontana joined INX in January 2005 and he has played a key role in the tremendous growth the Company has experienced since that time. No immediate successor has been named and Mr. Fontana will remain engaged in a consulting role during a transitional period. The Company has initiated a CFO search with a particular focus on technical accounting experience.  James Long, INX's Chairman and CEO, said “I wish to take this opportunity to thank Brian for the service he has provided to INX. His contributions have been significant over the past five years at INX and we wish him well in his future endeavors”

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP network communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Service offerings are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.
Jim Long
Chief Executive Officer
713-795-2000